Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MAINSTREET BANCSHARES, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1. Name of Corporation. The name of the corporation is MainStreet Bancshares, Inc. (the “Corporation”).

2. Text of Amendment. Article III of the Corporation’s existing Articles of Incorporation, as amended and restated and in effect prior to the filing of these articles of amendment (the “Articles of Incorporation”), shall be amended to add Article III.5, as set forth in Appendix A attached hereto, stating the terms, including the preferences, limitations and relative rights, of the Corporation’s 7.50% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”).

3. Date of Adoption. The foregoing amendment was adopted by the Corporation on September 10, 2020.

4. Method of Adoption. Pursuant to Section 13.1-639.A of the Code of Virginia, the Articles of Incorporation permit the Corporation’s Board of Directors to amend the Articles of Incorporation in order to establish the terms, including preferences, limitations and relative rights, of one or more series of the Corporation’s authorized class of serial preferred stock without the approval of the Corporation’s shareholders.

The foregoing amendment was duly adopted by the Corporation’s Board of Directors without shareholder approval in accordance with the above-referenced section of the Code of Virginia. The Corporation has not issued any shares of the Series A Preferred Stock as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its duly authorized officer.

Dated: September 10, 2020		MAINSTREET BANCSHARES, INC.

	By:	[s] Jeff W. Dick
		Name:	Jeff W. Dick
		Title:	Chairman and Chief Executive Officer

[Signature Page to Articles of Amendment]

Appendix A

5. 7.50% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock

A. Designation and Number of Shares.

This series of Preferred Stock shall be designated as the 7.50% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”), with a liquidation preference of $1,000 per share of Series A Preferred Stock. The number of authorized shares constituting this series shall be 28,750.

B. Definitions.

(1) “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

(2) “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York are closed.

(3) “Bylaws” means the Bylaws of the Corporation, as may be amended from time to time.

(4) “Common Stock” means the Corporation’s common stock, par value $4.00 per share.

(5) “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

(6) “DTC” means The Depository Trust Company.

(7) “Original issue date” means the first date of issuance of the Series A Preferred Stock.

(8) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

(9) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock; (b) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of Regulation Q, the capital adequacy regulation of the Federal Reserve Board (or, as and if applicable, the capital adequacy rules of any successor federal banking regulator or agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

(10) “Series A Dividend Payment Date” has the meaning set forth in Section D(2).

(11) “Series A Dividend Period” means the period from and including a Series A Dividend Payment Date to, but excluding, the next Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include the original issue date of the Series A Preferred Stock.

(12) “Series A Junior Securities” has the meaning set forth in Section C(1).

(13) “Series A Parity Securities” has the meaning set forth in Section C(2).

C. Ranking.

The shares of Series A Preferred Stock shall rank:

(1) senior, as to dividends and upon liquidation, dissolution and winding up of the Corporation, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks senior to or pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Junior Securities”); and

(2) on a parity, as to dividends and upon liquidation, dissolution and winding up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Parity Securities”).

(3) The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities without the consent of the holders of the Series A Preferred Stock.

D. Dividends.

(1) Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of assets legally available for the payment of dividends under Virginia law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 7.50% per annum for each Series A Dividend Period from the original issue date of the Series A Preferred Stock to, and including, the redemption date of the Series A Preferred Stock, if any. If the Corporation issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares will accrue from the date such additional shares are issued.

(2) If declared by the Board of Directors, dividends will be payable on the Series A Preferred Stock (each such date, a “Series A Dividend Payment Date”) quarterly in arrears, on March 30, June 30, September 30 and December 30 of each year, beginning on December 30, 2020. If any date on which dividends would otherwise be payable is not a Business Day, then the Series A Dividend Payment Date will be the next Business Day, without any adjustment to the amount of dividends paid.

(3) Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Series A Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series A Dividend Payment Date, as shall be fixed by the Board of Directors.

(4) Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(5) Dividends on the Series A Preferred Stock will not be cumulative. If the Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of a Series A Dividend Period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Series A Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series A Dividend Period, whether or not the Board of Directors declares a dividend for any subsequent Series A Dividend Period with respect to the Series A Preferred Stock.

(6) So long as any share of Series A Preferred Stock remains outstanding:

(a) no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series A Junior Securities, other than (i) a dividend payable solely in Series A Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

(b) no shares of Series A Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (ii) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series A Junior Securities pursuant to a contractually binding requirement to buy Series A Junior Securities existing prior to the preceding Series A Dividend Period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series A Junior Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Series A Junior Securities by the Corporation; and

(c) no shares of Series A Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Series A Parity Securities, if any, (ii) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (iii) the exchange or conversion of Series A Parity Securities for or into other Series A Parity Securities or Series A Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities, (v) purchases of shares of Series A Parity Securities pursuant to a contractually binding requirement to buy Series A Parity Securities existing prior to the preceding Series A Dividend Period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series A Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Series A Parity Securities by the Corporation;

unless, in each case, the full dividends for the preceding Series A Dividend Period on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment.

(7) The Corporation will not declare or pay or set apart funds for the payment of dividends on any Series A Parity Securities unless the Corporation has paid or set apart funds for the payment of dividends on the Series A Preferred Stock. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Series A Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any Series A Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series A Preferred Stock, and accrued dividends, including any accumulations, on any Series A Parity Securities, bear to each other for the then-current Series A Dividend Period.

(8) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors, may be declared and paid on the Common Stock and any other class of any Series A Junior Securities or Series A Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

(9) Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy rules.

E. Liquidation.

(1) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series A Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series A Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(2) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(3) For purposes of this Section E, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

F. Redemption.

(1) The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series A Preferred Stock is not redeemable prior to September 30, 2025. On and after that date, Series A Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, on any Series A Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption up to the redemption date. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of the Series A Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption up to the redemption date, upon notice given as provided in Subsection (2) below.

(2) If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of Series A Preferred Stock to be redeemed, not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if any depositary shares representing Series A Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by the holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of Series A Preferred Stock, if applicable, are to be surrendered for payment of the redemption price; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date. Upon the redemption date, dividends will cease to accrue on shares of the Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under Section G, except the right to receive the redemption price plus any declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption up to the redemption date.

(3) In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot (provided that, if any depositary shares representing Series A Preferred Stock are held in book-entry form through DTC, the shares may be selected in any manner permitted by DTC).

(4) Any redemption of the Series A Preferred Stock is subject to receipt by the Corporation of any required prior approval by the Federal Reserve Board and to the satisfaction of any conditions applicable to redemption of the Series A Preferred Stock set forth in the capital adequacy rules of the Federal Reserve Board (or, as and if applicable, the capital adequacy rules of any successor federal banking regulator or agency).

G. Voting Rights.

(1) Except as provided below or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(2) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (i) authorize or increase the authorized amount of, or issue shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (ii) amend the provisions of the Corporation’s amended and restated articles of incorporation, as amended, so as to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole, provided, however, that any increase in the amount of the authorized or issued shares of Series A Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock; and (iii) consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless the shares of the Series A Preferred Stock remain outstanding or are converted into or exchanged for preferred securities of the surviving entity and the shares of the remaining Series A Preferred Stock or the new preferred securities of the surviving entity have terms that are not materially less favorable than the Series A Preferred Stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed.

(3) If the Corporation fails to pay, or to declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six quarterly dividend periods, whether or not consecutive (a “Nonpayment”), the number of members of the Board of Directors shall be increased by two directors and the holders of outstanding shares of the Series A Preferred Stock, voting as a single class with holders of shares of any equally ranked series of Preferred Stock for which dividends have not been paid and upon which voting rights have been conferred and are exercisable (“Voting Parity Stock”), shall be entitled to vote for the election of two additional members of the Board of Directors as set forth below. At any time after such voting power has vested, the holders of the Series A Preferred Stock shall have the right, voting as a single class together with the holders of Voting Parity Stock, to elect such two additional directors at a special meeting called by the Chief Executive Officer of the Corporation or by a majority of the Board of Directors upon the written request of the holders of record of at least 20% of the outstanding shares of the Series A Preferred Stock or any series of Voting Parity Stock (unless such request is received by the Corporation less than 90 days before the date publicly announced for the Corporation’s next annual meeting or fixed for a special meeting of shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), with each series having a number of votes proportionate to the aggregate liquidation preferences of the outstanding shares of such series; provided that (i) the Board of Directors shall at no time include more than two additional directors elected by holders of Series A Preferred Stock and holders of any series of Voting Parity Stock, voting together as one class, and (ii) any such election of directors would not cause the Corporation to violate the applicable corporate governance requirements of the Nasdaq Capital Market (or any other exchange on which the Corporation’s securities may be listed) regarding the independence of directors or other similar requirements. Notice for any such special meeting will be given in a similar manner to that provided in the Bylaws for a special meeting of shareholders of the Corporation, which the Corporation will provide upon request.

(4) The two additional directors elected in accordance with Section G(3) shall hold office until the next annual meeting of shareholders of the Corporation, unless their term has been previously terminated pursuant to Section G(5). At each subsequent annual meeting of shareholders until continuous noncumulative dividends shall have been paid in full on all outstanding shares of Series A Preferred Stock entitled thereto for a period of one year following a Nonpayment, the holders of the Series A Preferred Stock shall have the right, voting as a single class together with the holders of any series of Voting Parity Stock, with each series having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class, to elect two directors, each to hold office for a term of one year. In case any vacancy occurs among such two directors, a successor will be elected by the Board of Directors to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified upon the nomination by the remaining director or, if none remains in office, by the vote of the holders of record of the outstanding shares of Series A Preferred Stock and any series of Voting Parity Stock, voting as a single class, with each series having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class. Each of the two additional directors shall each be entitled to one vote per director on any matter.

(5) Upon payment in full of continuous noncumulative dividends on the Series A Preferred Stock for a period of one year following a Nonpayment, the terms of the two additional directors elected in accordance with this Section G shall forthwith terminate, the number of directors shall be reduced by two, and such voting rights of the holders of shares of Series A Preferred Stock shall cease, subject to an increase in the number of directors and to revesting of such voting rights in the event of any future Nonpayment. In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described above under Section F, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section F), and the terms of any additional directors elected by the holders of Series A Preferred Stock and any series of Voting Parity Stock, if any, shall terminate automatically and the number of directors shall be reduced by two, assuming that the rights of holders of such series of Voting Parity Stock have similarly terminated.

H. Information Rights.

During any period in which the Corporation is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and any shares of the Series A Preferred Stock are outstanding, the Corporation shall use its best efforts to (i) make available on its website at https://www.mstreetbank.com (or any successor website) current information specified in Rule 144(c)(2) under the Securities Act of 1933, as amended; and (ii) promptly, upon request, supply such information to any holder or prospective holder of the Series A Preferred Stock.

I. Conversion Rights.

The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

J. Preemptive Rights.

The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

K. Certificates.

The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

L. Transfer Agent.

The duly appointed transfer agent for the Series A Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of the Series A Preferred Stock.

M. Registrar.

The duly appointed registrar for the Series A Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.